SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☐ Definitive Additional Materials
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ARGOSY GAMING COMPANY

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Filed by Argosy Gaming Company pursuant to Rule 14a-12
of the Securities and Exchange Act

TO:	All Argosy Employees

FROM:	Dick Glasier

DATE:	November 3, 2004

RE:	Acquisition of Argosy by Penn National Gaming, Inc.

This afternoon, a press release was issued announcing that an agreement had been made for Penn National Gaming, Inc., to acquire Argosy Gaming Company. The agreement was approved by the Board of Directors of both companies and is subject to a series of regulatory approvals that must occur before the deal closes, which we expect to occur in the second half of 2005.

I’m certain that you are aware of the impact of the recent consolidation among gaming companies, and I know that many of you will be surprised by this news. I can assure you that it is in the best interest of our shareholders. I expect that many Argosy employees will find that this larger, more diverse company will present new opportunities, and the result will be a much stronger company that will be better positioned for future growth in our highly competitive industry.

Penn National, when combined with Argosy, will be one of the largest gaming companies in the United States based on revenues and profitability. Upon completion of the transaction, Penn National will own thirteen gaming facilities; four pari-mutuel horse racing facilities and seven off-track wagering sites; a 50% interest in a fifth pari-mutuel horsing facility and hold a management contract for a Native American casino in Canada. For those of you who wish to do more research, Penn National is headquartered in Pennsylvania and trades on the NASDAQ Exchange under the symbol PENN. For the last four years, Penn National has been named by FORTUNE Magazine as one of the nation’s 100 fastest growing companies. And at the Global Gaming Expo earlier in October, Chairman and CEO Peter Carlino was named “Best Performing CEO” for 2004.

I also know that you have many questions, and at this point, we honestly don’t have all the answers. We will provide additional information to you as soon as it becomes available. While there will most likely be some changes made at our riverboat properties, the most direct impact will be felt at the corporate office. Penn National has agreed to continue to operate the Alton headquarters as a divisional office at least six months after the deal closes to aid in the transition process. During that time there will be a planned phasing of activities in Alton. Again, we expect to have the approvals necessary to complete the transaction sometime in the second half of 2005.

In the interim, we will try to answer as many of your questions as possible. I will be in direct contact with the Argosy senior management staff members today, and will be meeting with the rest of the corporate staff tomorrow. Ron Burgess and Virginia McDowell will also hold a series of meetings at the corporate office today.

In the next week or so, senior members of the corporate team will be joining me as we visit each of the Argosy properties to meet with the site management teams and discuss what we can about the impact of the acquisition.

In the near future, you will also be hearing directly from senior members of the Penn National management team. While they also will not have all the answers, I’m certain they will be excited to visit our properties and meet the members of the award-winning Argosy teams.

I can’t stress enough the importance to Argosy and Penn National, their employees and shareholders that we approach our operations as “business as usual” through this process. There will only be a small number of Argosy employees involved in supporting the transaction, and we expect minimal disruption.

Finally, this transaction is expected to generate a significant amount of media interest. I would also like to remind you that any media inquiries should immediately be forwarded to Corporate Director of Communications Jim Wise, or your general managers, who will coordinate with Jim Wise.

Additional Information

     In connection with the proposed merger, Argosy Gaming Company (“Argosy”) will file a proxy statement and other relevant documents with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY ARGOSY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM ARGOSY BY DIRECTING A REQUEST TO: Argosy Gaming Company, Attn: Investor Relations Department, 219 Piasa Street, Alton, IL 62002, telephone (618) 474-7500

     Argosy and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Argosy's stockholders in connection with the proposed merger is set forth in Argosy's annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 12, 2004 and proxy statement for its 2004 annual meeting of stockholders filed with the SEC on March 12, 2004. Additional information will be set forth in the proxy statement when it is filed with the SEC.